ASSIGNMENT OF NET PROFITS INTEREST

This Assignment of Net Profits Interest (this “Assignment”) is dated and effective as of 7:00 a.m. Houston, Texas time, September 17 , 2010 (the “Effective Date”), by Daybreak Oil and Gas, Inc., a Washington Corporation (“Assignor”), to Well Works, LLC, a Utah Limited Liability Company (“Assignee”).

WHEREAS, Assignor is the owner of working interests in certain oil and gas leases (collectively, the “Leases”) described in the Exhibit hereto insofar as the Leases cover the lands known as East Slopes, located in Kern County, California (collectively, the “Subject Properties”).

WHEREAS, Assignor desires to assign and to convey to Assignee a certain interest (“Net Profits Interest”) in the oil and gas produced from the Leases that constitute the Subject Properties measured by and equivalent to two percent (2%) of the Net Profits, as hereinafter defined, realized by Assignor from such production.

1.

GRANTING PROVISION

For and in consideration of One Hundred Dollars ($100.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does, subject to the terms and provisions of this Assignment, hereby ASSIGN, and CONVEY to Assignee the Net Profits Interest in and to the oil and gas produced from the Leases that constitute the Subject Properties measured by and equivalent to two percent (2%) of the Net Profits realized by Assignor on such production, effective for all purposes as of the Effective Date.

TO HAVE AND TO HOLD the Net Profits Interest unto Assignee, its successors and assigns, subject however, to the further provisions of this Assignment.

2.

CALCULATION, CHARACTERISTICS, AND

DISBURSEMENT OF NET PROFITS INTEREST

2.1       For purposes of calculating the Net Profits Interest, Assignor shall, commencing as of the Effective Date, create and maintain an account for the Subject Properties (the “Net Profits Account”) in accordance with the terms of this Assignment and good accounting practices that shall set forth the charges and credits made thereto by Assignor pursuant to this Assignment on a calendar month basis. Assignor shall furnish to Assignee, within thirty (30) days after the end of each calendar quarter, commencing with the calendar quarter that ends on December 31, 2010 a report, in form and substance reasonably satisfactory to Assignee, that sets forth the charges and credits made to the Net Profits Account through the end of each relevant calendar month that occurs during a calendar quarter, with the initial report to also include the calendar month of September 2010.

2.2       For purposes of this Assignment, the term “Net Profits” shall mean an amount determined for each calendar month during the existence of the Net Profits Interest, commencing with the month in which the Effective Date occurs, by (a) deducting the aggregate of any negative balance existing in the Net Profits Account on the Effective Date, with respect to the month of September 2010, and thereafter on the first day of each succeeding month during the existence of the Net Profits Interest, plus the total charges made thereto during each such month or part thereof, as applicable, from (b) the total credits properly made thereto during such calendar month. To the extent that the aggregate charges exceed aggregate credits at the end of any such month, such excess charges shall be carried forward to the succeeding month. All payments, if any, made to Assignee on account of the Net Profits Interest shall be made entirely and exclusively out of the sums credited to the Net Profits Account pursuant to Section ?2.3 hereof.

2.3       For each calendar quarter, during the existence of the Net Profits Interest, the Net Profits Account shall be credited with an amount equal to the sum of the proceeds (or the market value as determined by Assignor of any proceeds not received in the form of cash or cash equivalents) actually received during such calendar quarter by Assignor from the sale or other disposition of Assignor’s working interest share of all hydrocarbons produced from or attributable to the Subject Properties from and after the Effective Date, after first deducting therefrom those costs attributable to all royalties, overriding royalties, production payments, net profits interests (other than the Net Profits Interest contemplated hereby), and other burdens upon, measured by, or payable out of production from or attributable to Assignor’s interest in the Subject Properties that exist as of the Effective Date.

2.4       Throughout each calendar quarter during the existence of the Net Profits Interest, there shall be charged against the Net Profits Account an amount equal to the sum of the following items of cost and expense actually incurred by Assignor during such calendar quarter from and after the Effective Date, insofar only as such items of cost and expense are attributable to the interest of Assignor in the Subject Properties, are allocable to the Subject Properties and the production and marketing of hydrocarbons therefrom, have not previously been deducted by Assignor, and do not arise from or relate to the gross negligence or willful misconduct of Assignor:

(a)

all costs and expenses incurred by Assignor in the exploration, development operation and maintenance of the Subject Properties and the production and marketing of hydrocarbons therefrom, such items of cost to include, without limitation: (i) all costs of complying with applicable local, state, and federal statutes, ordinances, rules, and regulations; (ii) all costs of drilling, reworking, plugging back, deepening, sidetracking, testing, completing, equipping and operating all wells located on the Subject Properties, and all costs of lifting and producing hydrocarbons from the Subject Properties, including all costs of labor, fuel, equipment (rental and purchase), repairs, hauling, materials, supplies, utility charges, and other costs incident thereto; (iii) all costs of gathering, compressing, dehydrating, separating, treating, processing, transporting, and marketing hydrocarbons produced from the Subject Properties, including the costs of constructing and maintaining flow lines and gathering lines necessary in connection with gathering, processing and marketing production from the Subject Properties; (iv) all direct and indirect overhead charges and operating charges incurred and paid by Assignor, pursuant to joint operating agreements or to others for services rendered in conducting operations thereon (provided, however, it being explicitly agreed that there shall not be charged against the Net Profits Account interest, fees, costs or charges for borrowed funds); (v) all bonuses, delay rentals, shut-in payments, minimum royalties, royalties and other payments made in connection with the maintenance of the Leases that comprise the Subject Properties; (vi) the costs of all other servicing operations, to the extent not within the scope of the costs and expenses addressed above; (vii) the cost of all fluid injection, pressure maintenance, secondary recovery, recycling, and other enhanced recovery operations; and (viii) the costs of plugging, abandoning and decommissioning any wells (and associated operations) now or hereafter located on the Subject Properties;

(b)

the expenses of Assignor associated with litigation, arbitration, mediation, collections, satisfaction of liens burdening the Subject Properties, satisfaction of judgments and liabilities associated with the Subject Properties, and claims incurred and paid by Assignor on account of its working interest ownership of the Subject Properties, or incident to the operation or maintenance thereof;

(c)

all taxes (except for income taxes of Assignor) paid by Assignor in connection with the Subject Properties, including, without limitation, ad valorem, property, production, severance, gathering, windfall profits, occupation, California Franchise and any other taxes assessed against or attributable to the Subject Properties or hydrocarbons produced therefrom; provided, however, that if Assignee bears taxes individually which are not assessed against or attributable to the Subject Properties, the taxes which Assignee bears individually shall not be charged to the Net Profits Account; and

(d)

insurance premiums paid by Assignor on account of its working interest ownership and operation of the Subject Properties for insurance relating to the Subject Properties or any part thereof, together with all expenditures incurred and paid in settlement of any and all losses, claims, damages, judgments and other expense, including legal services (attorneys fees and disbursements) relating to the Subject Properties or operations thereon.

2.5       Assignee shall never be personally responsible for the payment of any part of the costs and expenses charged against the Net Profits Account nor, in its capacity as the owner of the Net Profits Interest, f?? any liabilities incurred in connection with the development, exploration, equipping, and operation of the Subject Properties. ASSIGNOR HEREBY COVENANTS AND AGREES TO INDEMNIFY AND TO HOLD HARMLESS ASSIGNEE, AND ITS SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL SUCH RESPONSIBILITY AND LIABILITY, EXCEPT TO THE EXTENT SUCH RESPONSIBILITY AND LIABILITY ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ASSIGNEE.

2.6       As between Assignor and Assignee, Assignor shall have exclusive charge and control of the marketing of all hydrocarbons allocable to the Net Profits Interest. Assignor shall market the production allocable to the Net Profits Interest with and on the same terms as Assignor’s share of production from the Subject Properties, and shall collect and receive the proceeds from the sale of all such production.

2.7       To the extent that, at the end of any calendar quarter after the Effective Date, there exists a credit balance in the Net Profits Account, Assignor shall pay to Assignee, within thirty (30) days after the end of the relevant calendar quarter, the Net Profits that have accrued to the Net Profits Interest as of the end of such calendar quarter.

3.

GENERAL COVENANTS AND PROVISIONS

3.1       Assignor agrees, to the extent that Assignor controls such matters: (a) to comply with the terms and provisions of the Leases; (b) to conduct, or to use reasonable efforts to cause to be conducted, all operations that are conducted with respect to the Subject Properties that Assignor operates with reasonable and prudent business judgment and in accordance with good oilfield practices, the provisions of the Leases, and all applicable federal, state, and local statutes, ordinances, rules, and regulations; (c) to cause all wells located on the Subject Properties that Assignor operates to be operated in a good, prudent, and workmanlike manner and to cause all improvements and equipment reasonably necessary or useful to the operation thereof to be provided; and (d) otherwise to cause to be done all that a prudent operator (if Assignor operates) would, subject as hereinafter provided, do with respect to the Subject Properties to the end that the Leases are maintained in full force and effect and each well located on the Subject Properties that is capable of producing hydrocarbons in paying quantities shall, subject to applicable law, be produced to maximize the return both to Assignor and Assignee. Notwithstanding the foregoing, nothing herein contained shall obligate Assignor, however, to continue to operate any well when the well ceases to produce, or is not capable of producing hydrocarbons in paying quantities or to conduct any other operations to which Assignor elects not to participate or to conduct. Assignor shall on reasonable request promptly furnish Assignee on a confidential basis with any and all information in Assignor’s possession and pertaining to the Subject Properties that Assignor is permitted to disclose.

3.2       Assignor agrees to maintain at all times true and correct books and records sufficient to determine the amounts payable, if any, to Assignee hereunder and such books and records shall be open to Assignee for inspection and audit upon reasonable notice during normal business hours, but in no event more than twice in any calendar year.

3.3       Assignee hereby agrees that the owner of the Subject Properties shall have the right, without approval by Assignee, to pool and unitize the Subject Properties and the Leases and lands affected thereby, or portions thereof, with other lands or leases to form one or more pooled units in accordance with the pooling authority granted in the Leases, or any agreement subsequently obtained with respect to the Subject Properties from any lessor with reference to pooling, and the applicable rules and regulations of any state or federal governmental authority having jurisdiction over the Subject Properties. As to each unit so created, Assignee shall be entitled to receive, in lieu of the Net Profits Interest created herein with respect to the relevant Lease, either (a) that proportion of the Net Profits Interest that the amount of surface acreage affected thereby and placed in the relevant unit bears to the entire surface acreage of such unit, or (b) if participation in the relevant unit is determined by reference to factors other than the number of surface acres covered by each lease included therein, the portion of the Net Profits Interest attributable to the participation of the Subject Properties in the relevant unit. In addition, if any state or federal governmental authority having jurisdiction over the Leases orders the revision of any unit subject hereto, Assignor and Assignee hereby agree to execute such additional documents as may be reasonably necessary to vest Assignee with record title to an interest in and to the Leases or production therefrom, insofar as the Leases cover and relate to the relevant unit as so revised, consistent with the intents and purposes of this Assignment.

3.4       If any of the Leases covers an interest in the lands covered thereby that is less than the entire mineral estate therein (regardless of whether the relevant Lease purports to cover only the lessor’s interest therein), then, as to such Lease, the Net Profits Interest, insofar only as it affects and applies to hydrocarbons produced from or attributable to such portion of the lands covered by such Lease, shall be payable to Assignee in the proportion that the mineral interest in such lands actually covered by the relevant Lease bears to the entire, undivided mineral estate in such lands. Similarly, if Assignor owns less than the full leasehold estate in and to any of the

Leases, then, as to such Lease, the Net Profits Interest, insofar only as it affects and applies to hydrocarbons produced from or attributable to such Lease, shall be payable to Assignee in the proportion that the aggregate leasehold interest in the relevant Lease actually owned by Assignor bears to the entire leasehold interest in and to such Lease.

3.5       All of the covenants of Assignor and Assignee herein contained shall be covenants running with the land, and this Assignment and the covenants herein contained shall inure to the benefit of and be binding upon the successors and assigns of Assignor and the successors and assigns of Assignee.

3.6       This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts shall constitute but one Assignment.

3.7       No waiver of any of the provisions of this Assignment shall be deemed or constitute a waiver of any other provision of this Assignment, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

3.8       THIS ASSIGNMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO SUCH STATE’S CONFLICTS OF LAW PRINCIPLES OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.

3.9       This Assignment constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

3.10     This Assignment may be amended or modified only by an agreement in writing executed by both parties.

3.11     Both parties agree that a Memorandum of this Assignment will be filed of record in the counties where the Subject Properties are located.

EXECUTED as of the 17th day of September 2010, but effective as of the Effective Date.

ASSIGNOR:

Daybreak Oil and Gas, Inc.

By:	/s/James F. Westmoreland

Name:	James F. Westmoreland

Title:	President and Chief Executive Officer

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

This instrument was acknowledged before me on the _________ day of September, 2010, by ________________________, ______________________ of Assignor, on behalf of said company.

(Seal/Stamp)

Notary Public, State of Texas

ASSIGNEE:

Well Works, LLC

By:	/s/ Eric Hale

Name:	Eric Hale

Title:	Managing Member

STATE OF _______________	§
§
COUNTY OF ______________	§

This instrument was acknowledged before me on the _________ day of September, 2010, by ________________________, ______________________ of Assignee, on behalf of said company.

(Seal/Stamp)

Notary Public, THE STATE OF ________________

EXHIBIT

TO THAT CERTAIN ASSIGNMENT

OF

NET PROFITS INTERESTS

Description of Leases